Exhibit 99.1

Energy XXI Adopts Tax Benefit Preservation Plan

to Preserve Valuable Net Operating Losses

HOUSTON, February 16, 2016 – Energy XXI Ltd (“Energy XXI” or the “Company”) (NASDAQ: EXXI) today announced that its Board of Directors (the “Board”) has adopted a Net Operating Loss (“NOL”) Shareholder Rights Agreement (the “Rights Plan”) designed to preserve substantial tax assets of its U.S. subsidiaries. As of June 30, 2015, Energy XXI had U.S. federal tax net operating loss carryforwards of approximately $1.1 billion, which can be utilized in certain circumstances to offset future U.S. taxable income.

The Rights Plan is intended to protect Energy XXI’s tax benefits and to allow all of Energy XXI’s shareholders to realize the long-term value of their investment in the Company. The Board adopted the Rights Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change, and the risk of an ownership change occurring. Energy XXI’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if shareholders that own (or are deemed to own) at least five percent or more of Energy XXI’s outstanding common shares increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Rights Plan reduces the likelihood that changes in Energy XXI’s investor base would limit the Company’s future use of its tax benefits, which would significantly impair the value of the benefits to all shareholders. The Company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release.

To implement the Rights Plan, the Board declared a non-taxable dividend of one preferred share purchase right for each outstanding common share of Energy XXI. The rights will be exercisable if a person or group acquires 4.9% or more of Energy XXI’s common shares. The rights will also be exercisable if a person or group that already owns 4.9% or more of Energy XXI’s common shares acquires additional shares (other than as a result of a dividend or a stock split). Energy XXI’s existing shareholders that beneficially own in excess of 4.9% of the common shares will be “grandfathered in” at their current ownership level. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Energy XXI common shares at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights are not taxable to Energy XXI shareholders. The rights will trade with Energy XXI’s common shares and will expire on February 15, 2017 unless the Energy XXI shareholders ratify the Rights Plan prior to such date, in which case the term of the Rights Plan is extended to three years. The Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered.

Additional information with respect to the Rights Plan will be contained in a Current Report on Form 8-K that Energy XXI will file with the Securities and Exchange Commission.

Forward Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including risks relating to the effectiveness of the Rights Plan as a deterrent to transactions that might affect the Company’s ability to utilize its NOLs, changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, access to capital and ability to fund drilling costs and otherwise meet Energy XXI's obligations, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas development and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company's properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Enquiries of the Company

Greg Smith

Vice President, Investor Relations

713-351-3149

gsmith@energyxxi.com

David Griffith

Associate, Investor Relations

713-351-3176

dgriffith@energyxxi.com